Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147566, 333-107546, 333-100629, 333-61272, 333-51792, 333-42376, 333-73061, 333-66397, 333-45789, 333-45791 and 333-45795 on Form S-8 of our report dated March 8, 2010, (December 9, 2010 as to the change in segment information described in Note 1 and presented in Note 14) relating to the consolidated financial statements and financial statement schedule of Identive Group Inc. (formerly SCM Microsystems Inc.) (which report expressed an unqualified opinion and included an explanatory paragraph related to the change in segment information) for the year ended December 31, 2009 included in this Form 8-K.

/s/ DELOITTE & TOUCHE GMBH

WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT

Munich, Germany

December 9, 2010